                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                ADVANTA CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                                 [ADVANTA LOGO]

                             WELSH AND MCKEAN ROADS
                                  P.O. BOX 844
                     SPRING HOUSE, PENNSYLVANIA 19477-0844
                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 13, 2002
                                ---------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the "Company") will be held at the Company's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, on Thursday, June 13, 2002 at 1:00 p.m. (the "Meeting") for the following purposes:

     1. To elect three directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

     2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on Friday, April 19, 2002 as the record date for the Meeting. Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                                     /s/ Elizabeth H. Mai
                                          Elizabeth H. Mai
                                          Secretary

Dated: April 30, 2002

                                 [ADVANTA LOGO]

                             WELSH AND MCKEAN ROADS
                                  P.O. BOX 844
                     SPRING HOUSE, PENNSYLVANIA 19477-0844
                                ---------------

                                PROXY STATEMENT
                                ---------------

                       ANNUAL MEETING OF STOCKHOLDERS TO
                       BE HELD ON THURSDAY, JUNE 13, 2002
                                ---------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders, to be held at the Company's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, on Thursday, June 13, 2002 at 1:00 p.m., and any adjournment or postponement thereof (the "Meeting"). This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company's Class A Common Stock and Class A Preferred Stock on or about May 10, 2002.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Shares represented by proxies received by the Company, where the stockholder has specified a choice with respect to the matters to be voted upon at the Meeting, will be voted in accordance with the specification(s) so made. IN THE ABSENCE OF SUCH SPECIFICATION(S), THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL THREE NOMINEES FOR THE BOARD OF DIRECTORS.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained Mellon Investor Services, LLC to assist in the search for, and distribution of proxies to, beneficial owners of the Company's Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $1,300, plus reimbursement of direct out-of-pocket expenses incurred by the firm. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Class A Common Stock of the Company. Beneficial owners of shares of Class B Common Stock, who are not entitled to vote at the Meeting, also will receive all proxy material (other than the proxy card itself), together with the Company's Annual Report for the fiscal year ended December 31, 2001. The expenses of such additional mailing will be borne by the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at the close of business on April 19, 2002 are entitled to notice of, and to vote at, the Meeting. On that date the Company had outstanding 10,041,017 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The information set forth in the following table is furnished as of April 22, 2002 (unless otherwise specified), with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder's name.

                                                                       AMOUNT AND
                                                                       NATURE OF
                                                                       BENEFICIAL            PERCENT
TITLE OF CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP             OF CLASS
--------------  ----------------------------------------------------   ----------            --------
Class A
  Preferred     Gisela Alter(1).....................................       1,010              100.00%
Class A Common  Dennis Alter(1).....................................   3,046,067(2)(3)(4)(5)   30.34%
                Advanta Corp. Employee Stock Ownership Plan(6)......   1,000,000                9.96%
                Dimensional Fund Advisors Inc.(7)...................     724,772                7.22%

---------------
(1) The address for Gisela Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2) Includes 551,695 shares owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3) Includes 82,798 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers, and 41,399 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers. Also includes 571,905 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4) Does not include 1,010 shares of Class A Preferred Stock owned by Gisela Alter, the wife of Dennis Alter.

(5) Does not include shares held in trust for the benefit of employees of the Company participating in the Advanta Corp. Employee Stock Ownership Plan (the "ESOP") as to which Mr. Alter is a trustee. As of December 31, 2001, the ESOP held 1,000,000 shares as follows: 103,683 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 896,317 shares which, as of December 31, 2001, had not been allocated to ESOP participants as to which the ESOP trustees may be deemed beneficial owners under Rule 13d-3 of the 1934 Act ("Rule 13d-3"). Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee's fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Mr. Alter disclaims beneficial ownership of the 896,317 unallocated shares held by the ESOP.

(6) The ESOP has sole voting power as to 896,317 unallocated shares and shared voting power as to 103,683 shares that have been allocated to ESOP participants. The allocated shares are voted by the ESOP trustees as directed by ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee's fiduciary responsibilities under Section 404 of ERISA). The address of the ESOP is P.O. Box 844, Welsh and McKean Roads, Spring House, PA 19477.

(7) Information as to shares held by Dimensional Fund Advisors Inc. ("Dimensional") is based solely on a Schedule 13G filed with the SEC on February 12, 2002. According to its Schedule 13G, Dimensional is deemed to be the beneficial owner of the above-reported shares for purposes of Rule 13d-3 because it has the power to vote or direct the vote of and/or shares dispositive power with respect to these shares. Dimensional is deemed to be the beneficial owner of 724,772 shares, or 7.22% of the class, and has sole voting and dispositive power with respect to these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock as of April 22, 2002 beneficially owned by: (i) each director and nominee for director of the Company; (ii) each person who served as the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose compensation exceeded $100,000 during 2001 (the "Named Executive Officers"); and (iii) all current directors and executive officers as a group. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable by June 22, 2002. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder's name. None of the Company's executive officers or directors beneficially owns any shares of the Class A Preferred Stock.

                                                    CLASS A COMMON          CLASS B COMMON
                                                 ---------------------   ---------------------
                                                 AMOUNT AND              AMOUNT AND
                                                 NATURE OF               NATURE OF
                                                 BENEFICIAL   PERCENT    BENEFICIAL   PERCENT
NAME                                             OWNERSHIP    OF CLASS   OWNERSHIP    OF CLASS
----                                             ----------   --------   ----------   --------
NAMED EXECUTIVE OFFICERS/DIRECTORS
Dennis Alter(1)(2)(3)(4)(5)....................  3,046,067     30.34%    1,367,923      7.28%
William A. Rosoff(4)(6)(7).....................        386         *       862,527      4.50%
NAMED EXECUTIVE OFFICERS
Jeffrey D. Beck(8).............................        397         *       182,089         *
Philip M. Browne(9)(10)........................     38,229         *       271,694         *
David B. Weinstock(11).........................        301         *        63,520         *
DIRECTORS
Arthur P. Bellis(4)(12)........................     26,058         *        99,333         *
Robert S. Blank................................        200         *             0         *
Max Botel(13)..................................      1,500         *        31,817         *
Dana Becker Dunn(14)...........................          0         *        25,695         *
James E. Ksansnak(15)..........................          0         *        22,904         *
Ronald Lubner(16)..............................          0         *        24,713         *
Olaf Olafsson(4)(17)...........................     27,800         *       112,250         *
Robert H. Rock.................................          0         *             0         *
Michael A. Stolper(4)(18)(19)..................          0         *        24,070         *
All current executive officers and directors as
  a group (16 persons) (1)(2)(3)(4)(6)(20).....  3,163,138     31.50%    3,303,535     16.90%

---------------
 (1) Includes 551,695 shares of Class A Common Stock owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

 (2) Includes 82,798 shares of Class A Common Stock and 40,768 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers, and 41,399 shares of Class A Common Stock and 12,285 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers. Also includes 571,905 shares of Class A Common Stock and 36,400 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

 (3) Does not include 1,010 shares of Class A Preferred Stock owned by the wife of Dennis Alter.

 (4) Does not include shares held in trust for the benefit of employees of the Company participating in the ESOP as to which Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper are trustees. As of December 31, 2001, the ESOP held 1,000,000 shares of Class A Common Stock as follows: 103,683 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 896,317 shares which, as of December 31, 2001, had not been allocated to ESOP participants as to which the ESOP trustees may be deemed beneficial owners under Rule 13d-3. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee's fiduciary responsibilities under Section 404 of ERISA). Each of Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper disclaims beneficial ownership of the 896,317 unallocated shares held by the ESOP.

 (5) Includes options to purchase 66,998 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

 (6) Does not include 571,905 shares of Class A Common Stock and 36,400 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Rosoff has shared voting and dispositive power. Mr. Rosoff disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter's name.

 (7) Includes options to purchase 444,664 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

 (8) Includes options to purchase 83,507 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

 (9) Includes 4,987 shares of Class B Common Stock and options to purchase 7,839 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan held by Mr. Browne's wife. Mr. Browne disclaims beneficial ownership of all such shares.

(10) Includes options to purchase 56,968 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(11) Includes options to purchase 6,740 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(12) Includes options to purchase 10,350 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(13) Includes options to purchase 10,350 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(14) Includes options to purchase 17,820 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(15) Includes options to purchase 17,820 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(16) Includes options to purchase 17,820 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(17) Includes options to purchase 20,250 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(18) Does not include 82,798 shares of Class A Common Stock and 40,768 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Stolper has shared voting and dispositive power. Mr. Stolper disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter's name.

(19) Includes options to purchase 17,820 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

(20) Includes options to purchase 828,946 shares of Class B Common Stock pursuant to the Company's 2000 Omnibus Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company's review of the copies of those reports which it has received, and written representations from the Company's officers and directors who are Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 2001 through December 31, 2001 were made on a timely basis except as noted below. With respect to two newly appointed directors, Robert S. Blank and Robert H. Rock, and two newly appointed executive officers, Christopher J. Carroll and David B. Weinstock, Form 3's were not timely filed; however, their Form 3's were subsequently filed.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years specified, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers.

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                 ANNUAL COMPENSATION                -----------------------
                                    ---------------------------------------------   RESTRICTED   SECURITIES
                                                                     OTHER ANNUAL     STOCK      UNDERLYING        ALL OTHER
NAME AND                                                             COMPENSATION    AWARD(S)     OPTIONS       COMPENSATION($)
PRINCIPAL POSITION                  YEAR   SALARY($)   BONUS($)(1)      ($)(2)        ($)(3)       (#)(4)     (5)(6)(7)(8)(9)(10)
------------------                  ----   ---------   -----------   ------------   ----------   ----------   -------------------
Dennis Alter......................  2001   $595,000    $  446,250     $   17,994     $      0     841,998         $3,882,871
  Chairman of the Board and         2000   $595,000    $  267,775     $   22,940     $      0     100,000         $  488,111
  Chief Executive Officer,          1999   $595,000    $  223,150     $   47,126     $291,263     100,000         $  443,625
  Advanta Corp.
William A. Rosoff.................  2001   $595,000    $2,446,250     $1,602,847     $      0     141,998         $  119,522
  President and Vice Chairman       2000   $595,000    $  422,750     $3,797,827     $      0     100,000         $  147,804
  Of the Board, Advanta Corp.       1999   $595,000    $  378,125     $        0     $325,805     100,000         $  108,829
Philip M. Browne..................  2001   $435,000    $1,770,883     $        0     $      0      46,468         $  387,015
  Senior Vice President and         2000   $400,000    $  133,023     $        0     $      0      75,000         $   32,697
  Chief Financial Officer,          1999   $370,000    $   87,523     $        0     $508,928      25,000         $    8,782
  Advanta Corp.
Jeffrey D. Beck (11)..............  2001   $273,000    $  595,893     $   37,337     $      0      51,973         $   51,552
  President, Advanta Bank Corp.
  and Treasurer, Advanta Corp.
David B. Weinstock(11)............  2001   $200,000    $  352,527     $        0     $  9,273      12,000         $    8,882
  Chief Accounting Officer and
  Vice President, Investor
  Relations, Advanta Corp.

---------------
 (1) With respect to Messrs. Browne and Beck, 2001 amounts include payments relating to special bonuses received in recognition of their efforts in connection with the strategic alternatives process related to the mortgage business in the following amounts: Mr. Browne, $743,750; and Mr. Beck, $430,893. With respect to Messrs. Rosoff, Browne and Weinstock, 2001 amounts include payments relating to special bonuses received in recognition of their contributions to the restructuring of the Company and other significant transitional efforts in the following amounts: Mr. Rosoff, $2,000,000 (plus reimbursement for taxes, as described in footnote 2 below); Mr. Browne, $708,333 and Mr. Weinstock, $324,625.

 (2) Includes above-market interest earned on deferred compensation pursuant to the Company's Executive Deferral Plan, in the amounts listed with respect to each year as follows: Mr. Alter received $17,994, $22,940 and $47,126 for 2001, 2000 and 1999, respectively; and Mr. Beck received $1,441 for 2001. With respect to Mr. Rosoff, 2001 amount represents reimbursement for the taxes arising from his special bonus and 2000 amount represents compensation pursuant to the terms of Mr. Rosoff's 1996 employment agreement. With respect to Mr. Beck, 2001 amount includes reimbursement for the taxes arising from his relocation payment under his Relocation Agreement. Mr. Rosoff's 1996 employment agreement and Mr. Beck's Relocation Agreement are described in this Proxy Statement under "Other Matters."

 (3) Restricted stock awards are made pursuant to the Company's AMIP Program, as described in the Compensation Committee Report on Executive Compensation. Additionally, from time to time, restricted stock grants are made outside of the AMIP Program pursuant to an employment agreement or otherwise. Non-preferential dividends are paid on these restricted shares.

     During 2001, Messrs. Alter, Rosoff, Browne and Beck participated in the Company's AMIP Share Exchange Program, as described in this Proxy Statement under "Compensation Committee Report on Executive Compensation -- Other Compensation Programs." As a result of their participation in this program, Messrs. Alter, Rosoff, Browne and Beck owned no restricted shares of Class B Common Stock at December 31, 2001. The number of unvested restricted shares of Class B Common Stock held by Mr. Weinstock under the AMIP Program and the number of unvested restricted shares of Class A Common Stock held by Mr. Browne under his employment agreement, and the market value of such restricted shares at December 31, 2001, were as follows: Mr. Weinstock, 7,233 Class B Shares, $65,820; and Mr. Browne, 12,500 Class A shares, $124,250.

 (4) 2001 amount includes options to purchase Class B Common Stock granted in connection with the AMIP Share Exchange Program, as follows: Mr. Alter, 41,998 options; Mr. Rosoff, 41,998 options; Mr. Browne, 16,468 options; and Mr. Beck, 10,348 options. With respect to Mr. Alter, amount also includes 700,000 options representing the portion of the options granted to Mr. Alter in 2001 in exchange for voluntarily relinquishing his salary and annual AMIP bonuses for the years 2002 through 2004, as described in this Proxy Statement under "Compensation Committee Report on Executive Compensation."

 (5) Includes matching contributions of $8,500 paid by the Company to the accounts of each of the Named Executive Officers under the Employee Savings Plan, a 401(k) Plan, in respect of their 2001 participation in such plan.

 (6) Includes the value of (i) Company paid term life insurance provided to all salaried employees in an amount equal to two times annual salary (capped at $750,000), (ii) Company paid term life insurance provided to Mr. Alter in the amount of $5,000,000, and (iii) whole life insurance policies on the lives of each of Messrs. Alter and Rosoff, which policies are paid for by the Company and as to which the Named Executive Officer has the right to designate the beneficiary (the "Split Dollar Life Insurance Policies"). If an insured executive terminates his employment with the Company, he may keep the Split Dollar Life Insurance Policy, but must pay the Company the amount of the premiums paid by or on behalf of the Company but not more than the cash value of the policy. Consequently, the value of the Split Dollar Life Insurance Policy to the employee is the term life insurance benefit. The aggregate value of these benefits to the named individuals is included in the figures for 2001 in the following amounts: Mr. Alter, $43,217; Mr. Rosoff, $34,936; Mr. Browne, $840; Mr. Beck, $929; and Mr.
     Weinstock, $382.

 (7) Includes the value of Split Dollar Life Insurance Policies described above in footnote (6) insuring the lives of each of Messrs. Alter and Rosoff, the proceeds of which policies are payable to beneficiaries designated by the respective executives. The value of the term life insurance premiums paid by or on behalf of the Company under such policies for the named individuals is included in the figures set forth in footnote (6) above in the following amounts for 2001: Mr. Alter, $23,455; and Mr. Rosoff, $31,324. Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the executive's beneficiary. The value of the benefits to the executives of the remainder of the premiums paid by the Company are included with respect to 2001 in the following amounts: Mr. Alter, $216,990; and Mr. Rosoff, $56,699.

 (8) Includes interest paid in 2001 by the Company on behalf of Messrs. Rosoff, Browne and Beck pursuant to an executive loan program adopted by the Company's Board of Directors, which interest accrued on the Named Executive Officers' respective stock margin accounts in connection with margin loans against shares vested under the AMIP Program, in the following amounts: Mr. Rosoff, $19,087; Mr. Browne, $17,425; and Mr. Beck, $1,542.

 (9) With respect to Mr. Alter, 2001 amount includes $3,614,164 received in connection with the Phantom Stock/Stock Appreciation Rights Exchange Program, which amounts will be paid by the Company through a deferred compensation arrangement. With respect to Mr. Browne,

     2001 amount includes $360,250, which represents dollar value of the 31,250 shares of Class B Common Stock received (determined as of the date the shares were received) in connection with the Stock Option Exchange Program. These exchange programs are described in this Proxy Statement under "Compensation Committee Report on Executive Compensation - Other Compensation Programs."

(10) With respect to Mr. Beck, 2001 amount includes the $40,581 relocation payment paid pursuant to the Relocation Agreement described in this Proxy Statement under "Other Matters."

(11) Table includes 2001 information only for Messrs. Beck and Weinstock because each first became an "executive officer" of the Company during 2001.

STOCK OPTION/SAR GRANTS

     The following table contains information concerning the stock options granted under the Company's 2000 Omnibus Stock Incentive Plan to the Named Executive Officers during 2001. All options granted in 2001 are options to purchase shares of Class B Common Stock. Unless otherwise noted, options become exercisable in equal installments on the first four anniversaries of the date of grant. There were no SARs granted during 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                ----------------------------------------------------------------------
                                NUMBER OF     % OF TOTAL
                                SECURITIES     OPTIONS
                                UNDERLYING    GRANTED TO
                                 OPTIONS     EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION   GRANT DATE
NAME                             GRANTED     FISCAL YEAR      PRICE ($/SH)        DATE       VALUE($)
----                            ----------   ------------   ----------------   ----------   ----------
Dennis Alter..................   100,000         4.79%          $13.290         06/20/11    $  656,900(3)
                                  41,998(1)      2.01%          $10.625         04/11/04    $  139,900(4)
                                 700,000(2)     33.54%          $ 8.080         11/15/08    $2,459,900(5)

William A. Rosoff.............   100,000         4.79%          $13.290         06/20/11    $  656,900(3)
                                   8,472(1)      0.41%          $10.625         04/11/04    $   28,200(4)
                                  33,526(1)      1.61%          $10.625         04/11/04    $  111,700(4)

Philip M. Browne..............    30,000         1.44%          $13.290         06/20/11    $  197,100(3)
                                  16,468(1)      0.79%          $10.625         04/11/04    $   54,800(4)

Jeffrey D. Beck...............    20,000         0.96%          $13.125         03/12/11    $  129,400(6)
                                  10,348(1)      0.50%          $10.625         04/11/04    $   34,500(4)
                                  21,625         1.04%          $13.290         06/20/11    $  142,000(3)

David B. Weinstock............    12,000         0.57%          $13.290         06/20/11    $   78,800(3)

---------------
(1) These options were granted in connection with the Company's AMIP Share Exchange Program described in the "Compensation Committee Report on Executive Compensation -- Other Compensation Programs" in this Proxy Statement. The options became vested and exercisable in full on April 11, 2002.

(2) These options are the portion of the options granted in 2001 to Mr. Alter in exchange for voluntarily relinquishing his salary and annual AMIP bonuses for the years 2002 through 2004, as described in the "Compensation Committee Report on Executive Compensation" in this Proxy Statement. These options vest in two increments, with 469,000 vesting on February 28, 2003 and the remainder vesting on July 31, 2003.

(3) Fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.89%; expected dividend yield of 2.28%; expected life of seven years; and volatility of 55.57%.

(4) Fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.02%; expected dividend yield of 3.15%; expected life of two and one-half years; and volatility of 67.49%.

(5) Fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.46%; expected dividend yield of 3.74%; expected life of seven years; and volatility of 57.61%.

(6) Fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.78%; expected dividend yield of 2.30%; expected life of seven years; and volatility of 55.79%.

STOCK OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information relating to options exercised during 2001 by the Named Executive Officers, and the number and value of options held on December 31, 2001 by such individuals. There were no SARs outstanding at December 31, 2001.

                  AGGREGATE OPTION/SAR EXERCISES IN LAST YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY
                               SHARES                          OPTIONS AT FY-END(#)         OPTIONS AT FY END($)(2)
                             ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                         EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------------   -----------   -------------   -----------   -------------
Dennis Alter...............         0         $     0               0        841,998        $     0       $714,000
William A. Rosoff..........         0         $     0         323,266        255,400        $39,600       $ 20,400
Philip M. Browne...........         0         $     0          28,750         67,718        $65,484       $ 62,953
Jeffrey D. Beck............         0         $     0          57,653         70,652        $54,019       $ 53,104
David B. Weinstock.........    10,440         $60,030           3,740         19,820        $ 1,224       $  3,672

---------------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of Class B Common Stock received upon exercise, valued at the exercise date, and the exercise price paid.

(2) The value of unexercised, in-the-money options is the number of shares underlying options times the difference between the exercise price of the options and the fair market value of the Class B Common Stock at December 31, 2001.

REPRICING OF OPTIONS

     The following table sets forth certain information concerning the repricing of options during the last ten fiscal years held by any person who was an executive officer of the Company at any time during that ten-year period.

                           10-YEAR OPTION REPRICINGS

                                                                                                                  LENGTH OF
                                                          NUMBER OF       MARKET                                  ORIGINAL
                                                         SECURITIES      PRICE OF       EXERCISE                 OPTION TERM
                                                         UNDERLYING      STOCK AT       PRICE AT                  REMAINING
                                                           OPTIONS       TIME OF        TIME OF        NEW       AT DATE OF
                                                         REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
NAME                                            DATE       AMENDED      AMENDMENT      AMENDMENT      PRICE       AMENDMENT
----                                           -------   -----------   ------------   ------------   --------   -------------
Philip M. Browne.............................  8/10/01      75,000       $11.528        $20.000        (A)      6 yrs. 10 mo.
Senior Vice President and                      8/10/01      50,000       $11.528        $14.500        (A)      8 yrs. 9 mo.
Chief Financial Officer

William A. Rosoff............................   3/5/98      33,666       $22.125        $34.000      $22.125    7 yrs. 9 mo.
Vice Chairman                                   3/5/98      75,000       $22.125        $45.000      $22.125    8 yrs. 9 mo.

Jeffrey D. Beck..............................   3/5/98       5,436       $22.125        $28.500      $22.125    5 yrs. 11 mo.
President, Advanta Bank Corp.                   3/5/98       4,574       $22.125        $31.500      $22.125    7 yrs.
and Vice President and                          3/5/98       5,050       $22.125        $37.000      $22.125    7 yrs. 9 mo.
Treasurer, Advanta Corp.                        3/5/98       4,614       $22.125        $25.875      $22.125    8 yrs. 10 mo.
                                               3/31/97       6,250       $25.875        $45.000      $25.875    9 yrs. 10 mo.

Charles H. Podowski*.........................   3/5/98       6,733       $22.125        $31.250      $22.125    7 yrs.
President and Chief Executive                   3/5/98      10,100       $22.125        $37.000      $22.125    7 yrs. 9 mo.
Officer, Advanta Business Cards                 3/5/98      13,288       $22.125        $25.875      $22.125    8 yrs. 9 mo.
and President and Director, Advanta             3/5/98       8,031       $22.125        $22.625      $22.125    9 yrs. 1 mo.
Insurance Companies                            3/31/97      18,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.

Milton Riseman*..............................   3/5/98       8,154       $22.125        $28.500      $22.125    5 yrs. 11 mo.
President and Director,                         3/5/98      13,467       $22.125        $31.500      $22.125    7 yrs.
Advanta Mortgage Corp. USA                      3/5/98      13,467       $22.125        $37.000      $22.125    7 yrs. 9 mo.
                                                3/5/98      18,455       $22.125        $25.875      $22.125    8 yrs. 11 mo.
                                               3/31/97      25,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.

James J. Allhusen*...........................  3/31/97      30,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Executive Vice President

David D. Wesselink*..........................  3/31/97      20,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Senior Vice President and Chief Financial
Officer

John J. Calamari*............................   3/5/98       4,349       $22.125        $28.500      $22.125    5 yrs. 11 mo.
Vice President, Finance                         3/5/98       4,714       $22.125        $31.500      $22.125    7 yrs.
                                                3/5/98       4,040       $22.125        $37.000      $22.125    7 yrs. 9 mo.
                                                3/5/98       4,429       $22.125        $25.875      $22.125    8 yrs. 10 mo.
                                               3/31/97       6,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.

Ronald W. Averett*...........................  3/31/97       4,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Vice President, Advanta Personal Payment
Services

Renee B. Booth*..............................  3/31/97      18,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Senior Vice President,                         3/31/97      30,000       $25.875        $42.750      $25.875    9 yrs. 6 mo.
Human Resources

David Brooks*................................  3/31/97     100,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
President and Chief Operating Officer

                                                                                                                  LENGTH OF
                                                          NUMBER OF       MARKET                                  ORIGINAL
                                                         SECURITIES      PRICE OF       EXERCISE                 OPTION TERM
                                                         UNDERLYING      STOCK AT       PRICE AT                  REMAINING
                                                           OPTIONS       TIME OF        TIME OF        NEW       AT DATE OF
                                                         REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
NAME                                            DATE       AMENDED      AMENDMENT      AMENDMENT      PRICE       AMENDMENT
----                                           -------   -----------   ------------   ------------   --------   -------------
Christopher Derganc*.........................   3/5/98       4,077       $22.125        $28.500      $22.125    5 yrs. 11 mo.
Senior Vice President,                          3/5/98       4,040       $22.125        $31.500      $22.125    7 yrs.
Corporate Administration                        3/5/98       6,733       $22.125        $37.000      $22.125    7 yrs. 9 mo.
                                                3/5/98      11,811       $22.125        $25.875      $22.125    8 yrs. 10 mo.
                                               3/31/97      16,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Katharine Dyer*..............................  3/31/97       7,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Vice President, Marketing, Advanta Personal
Payment Services

Michael A. Girman*...........................   3/5/98       2,175       $22.125        $28.500      $22.125    5 yrs. 11 mo.
Vice President,                                 3/5/98       2,694       $22.125        $31.500      $22.125    7 yrs.
Audit and Control                               3/5/98       2,694       $22.125        $37.000      $22.125    7 yrs. 9 mo.
                                                3/5/98       2,215       $22.125        $25.875      $22.125    8 yrs. 10 mo.
                                               3/31/97       3,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.

James John*..................................  3/31/97      28,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Senior Vice President, Advanta Personal
Payment Services

Arthur D. Kranzley*..........................  3/31/91      20,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Senior Vice President

Albert E. Lindenberg*........................  3/31/97      20,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
President, Advanta Business Services

Edward E. Millman*...........................   3/5/98       2,718       $22.125        $28.500      $22.125    5 yrs. 11 mo.
Senior Vice President and                       3/5/98       6,733       $22.125        $31.500      $22.125    7 yrs.
Chief Financial Officer,                        3/5/98       6,733       $22.125        $37.000      $22.125    7 yrs. 9 mo.
Advanta Business Services                       3/5/98       3,691       $22.125        $25.875      $22.125    8 yrs. 10 mo.
                                                3/5/98       4,016       $22.125        $29.375      $22.125    9 yrs. 3 mo.
                                               3/31/97       5,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.

John W. Roblin*..............................  3/31/97      13,000       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Senior Vice President

Gene S. Schneyer*............................  3/31/97       6,250       $25.875        $45.000      $25.875    9 yrs. 10 mo.
Vice President, Secretary and General Counsel

---------------

  *  No longer an employee of the Company.

(A) In connection with the Stock Option Exchange Program, Mr. Browne tendered to the Company for cancellation the stock options reported in this table. In exchange for the options cancelled, he received a beneficial ownership interest in an aggregate of 31,250 shares of Class B Common Stock that are owned of record by a Trust. Under current interpretations by the SEC, the cancellation of underwater or out-of-the-money stock options and exchange of stock therefore may be deemed to be a repricing of the stock options that would require the inclusion of the 10-year Option Repricings Table.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing, monitoring and implementing the Company's overall compensation philosophy and strategy. However, the Committee's determinations regarding compensation of members of the

Office of the Chairman are subject to review by the non-employee directors of the Board of Directors. The Office of the Chairman presently consists of Mr. Alter, Chairman and Chief Executive Officer ("CEO"), and Mr. Rosoff, President and Vice Chairman of the Board.

     The Board of Directors has established a Plan Administration Committee (the "Plan Administration Committee"), currently composed of Mr. Botel, Ms. Becker Dunn, Mr. Lubner and Mr. Rock (each of whom is a "non-employee director" under applicable SEC rules and an "outside director" under applicable IRS rules). The Plan Administration Committee administers the Company's 2000 Omnibus Stock Incentive Plan (the "Omnibus Plan") with respect to the Company's "executive officers" as that term is defined for purposes of Section 16 of the 1934 Act (the "executive officers" throughout this report), including the Named Executive Officers. The Plan Administration Committee administers the granting of stock options, stock appreciation rights, restricted stock, phantom shares and annual incentive awards with respect to the Company's executive officers. Recommendations made by the Plan Administration Committee with respect to the members of the Office of the Chairman are subject to review by the non-employee directors of the Board of Directors.

COMPENSATION FOR EXECUTIVE OFFICERS

     Compensation programs for the Company's leaders are intended to further the short- and long-term business objectives of the Company by securing, retaining and motivating management employees of high caliber and potential. The Company's compensation programs are also designed to link executive compensation to overall business results and align executive compensation with stockholder return. This report describes the compensation programs for those employees whose decision-making and leadership drive the achievement of the Company's business strategies. In particular, it contains information regarding the cash and equity-based compensation of Mr. Alter and the four most highly compensated executive officers other than Mr. Alter who were serving as executive officers as of December 31, 2001.

     The executive compensation program includes base salary, annual bonuses and long-term incentives. Target levels of overall compensation are intended to be competitive with the pay practices of other financial services companies that compete with the Company for executive talent (the "peer group").

COMPONENTS OF EXECUTIVE COMPENSATION

     BASE SALARY. The Company establishes base salaries based upon periodic comparison to the salaries paid by companies in the peer group. Salary increases are based on several factors, including the nature and scope of the executive officer's responsibilities and the Committee's evaluation of the executive's performance. The Company's philosophy is to limit fixed costs in its executives' compensation by emphasizing the variable components of total compensation, i.e., annual and long-term incentives.

     ANNUAL BONUSES. The Company's compensation program for executives includes an annual bonus program. Each executive officer has an annual "target bonus," specified as a percentage (determined by the executive's position in the Company) of his or her base salary. Target bonuses vary depending on the executive officer's position in the Company and can range from 15% to 75% of base salary. Bonuses may be awarded at an amount above, below or equal to the executive's target bonus based on whether individual and Company performance goals are satisfied or exceeded. The annual bonus may be paid to the executive in cash and/or in shares of the Company's Class B Common Stock, pursuant to the Advanta Management Incentive Program ("AMIP") described below. The performance goals for the 2001 performance year are discussed under "Annual Incentives for 2001."

     LONG-TERM INCENTIVES. The Omnibus Plan provides the Company with the ability to create and tailor a variety of equity-based long-term compensation programs that are designed to align the interests of executives with those of stockholders. The Committee believes that share ownership aligns the interests of the executive officers and other senior management employees with the interests of the Company's stockholders by tying a significant portion of senior executive compensation to stockholder returns.

     AMIP. The Company offers executive officers long-term incentives through its AMIP Programs, which are administered by the Plan Administration Committee under the Omnibus Plan. Through AMIP, executive officers have the opportunity to receive up to 100% of their target bonuses in shares of restricted Class B Common Stock instead of cash (the "election percentage"). An executive officer choosing to exchange a portion of his or her target bonus is issued restricted shares upon the later of the program's commencement or his or her appointment to an eligible position. The number of restricted shares ("AMIP shares") awarded to the participant equals the participant's target bonus for each performance year, divided by the grant date price of the shares (determined in accordance with the administrative guidelines for the applicable AMIP Program), and multiplied by the election percentage.

     AMIP shares ultimately vest ten years after they have been issued (as long as the executive officer remains employed by the Company). However, each executive officer may "earn" accelerated vesting of the AMIP shares if the individual and the Company achieve their performance goals for the applicable performance years. Above-target bonus awards are paid in cash. If, at the time of accelerated vesting of AMIP shares for a given performance year, the share price exceeds the price at which the restricted shares were originally issued, the executive officer receives the benefit of a long-term incentive. The long-term incentive is realized in the form of the stock's appreciation in value.

     Bonuses for the 2001 performance year were administered in accordance with the provisions of the AMIP IV Program, as modified by the AMIP Share Exchange Program described in this report under "Other Compensation Programs." See the Summary Compensation table for information about the participation of the Named Executive Officers in the AMIP Program for 2001.

     During 2001, the Committee established a new AMIP Program, "AMIP V," to cover performance years 2002 through 2005. As described in "The Chief Executive Officer's 2001 Compensation" below, Mr. Alter will participate in AMIP V for performance year 2005 only, given his voluntary relinquishment of all salary and bonus compensation for 2002 through 2004 in exchange for stock options. Instead of cash bonuses, under AMIP V, each of the executive officers (including Mr. Alter for performance year 2005) may receive shares of restricted Class B Common Stock with a value equal to 100% of their target bonuses for performance years 2002 through 2004. Please see the Summary Compensation table for details.

     Mr. Alter was, under certain circumstances, awarded rights ("phantom shares") to receive the same economic benefits that he would have received had he been issued AMIP shares under the AMIP III and AMIP IV Programs. Mr. Alter voluntarily exchanged these phantom shares, during 2001, for a cash credit in the Phantom Stock/SAR Exchange Program as described below in the section entitled "Other Compensation Programs."

     Stock Options. The Company's Stock Option Program is administered under the Omnibus Plan pursuant to applicable administrative guidelines. The Stock Option Program is designed to reward long-term accomplishment through increases in stockholder value. Options or stock appreciation rights ("SARs") are generally granted upon hire and annually thereafter to executive officers. The exercise price of an option or SAR is 100% of fair market value on the date of grant, based on the closing price of the Class B Common Stock. Stock options and SARs generally vest in equal portions over a four-year period and expire 10 years after the grant date.

     Stock option grants made to Named Executive Officers during 2001 are reflected in the Option Grants in Last Fiscal Year table. Please see "Other Compensation Programs" for more discussion about the Stock Option Programs.

     Restricted Stock. In addition to restricted shares that may be granted under the AMIP Programs, shares of restricted Class B Common Stock may, from time to time, be granted pursuant to the terms of executive employment agreements. Restricted shares granted under executive employment agreements will typically vest in equal increments on the first four anniversaries of the date of grant as long as the executive continues to be employed by the Company on such dates.

2001 COMPENSATION

     ANNUAL INCENTIVES FOR 2001. The Company offers senior management employees annual incentives through its AMIP Program. As described above in this report, each executive officer has an annual "target" bonus, specified as a percentage of base salary. See "Components of Executive Compensation -- Long-Term Incentives -- AMIP." The actual award, if any, for a given year's performance is determined by the Plan Administration Committee. In the case of compensation for members of the Office of the Chairman, a recommendation is made by the Plan Administration Committee and then must be reviewed by the full Board of Directors. In either case, the decision regarding each award is based on a number of factors, including the performance of both the Company and the executive officer, taking into account the overall competitive and regulatory environment with respect to the Company's businesses.

     The criteria for 2001 annual incentives were multi-faceted, and included an assessment of the Company's progress toward achieving the goals set forth in the Company's 2001 business plan. The Plan Administration Committee considered each executive's criticality to and support for the Company's strategic alternatives process which resulted in the sale of the Company's mortgage business and weighed the degree to which the executive's efforts have effectively prepared the Company and its businesses for the long-term future. Based on those considerations, the Plan Administration Committee authorized above-target awards for each of the executive officers. The amounts awarded to the Named Executive Officers are reflected in the Summary Compensation table.

     OTHER COMPENSATION PROGRAMS. During 2000, the Company commenced a process to evaluate strategic alternatives for its mortgage and leasing businesses. The strategic alternatives process ultimately concluded with the sale of substantially all the assets and certain specified liabilities of the Company's mortgage business on February 28, 2001 (the "Mortgage Transaction"). In recognition of their efforts in connection with the strategic alternatives process and the Mortgage Transaction, the Committee recommended that the Board of Directors authorize the Chairman of the Board to pay special bonuses to Messrs. Browne and Beck, as reflected in the Summary Compensation table. Also during 2001, as reflected in the Summary Compensation table, the Committee recommended that the Board of Directors authorize the Chairman of the Board to pay special bonuses to certain executive officers, including Messrs. Rosoff, Browne and Weinstock, in recognition of their contributions to the restructuring of the Company and other transitional efforts.

     Following and/or in connection with the Mortgage Transaction and the subsequent restructuring of the Company, many of the Company's existing compensation and incentive plans were modified and certain additional programs were adopted to ensure that appropriate arrangements were in place during the Company's transition. The plan modifications and the new plans that affect executive officers are discussed below.

     Also contingent on the Mortgage Transaction and in connection with the corporate restructuring, the Committee recommended that the Board of Directors approve the amendment of stock options and stock appreciation rights then outstanding under the Omnibus Plan, including options held by Directors and executive officers. The terms of these stock options were modified as of February 28, 2001 to provide that 32% of outstanding options which were not otherwise exercisable at the time of the closing of the Mortgage Transaction would become immediately exercisable upon the closing date. In addition, the stock options were amended to provide that, with respect to employees who became employees of the buyer in the Mortgage Transaction or who ceased to be employees of the Company solely as a result of the transaction, such options would remain exercisable for six months following the closing date.

     Following the Mortgage Transaction, the Company restructured its stock option, stock appreciation rights and AMIP programs to reflect the restructuring of the Company. In April 2001, the Committee (acting with respect to the executive officers, including the Named Executive Officers) and Messrs. Alter and Rosoff (acting with respect to all other employees), therefore implemented several exchange programs. The exchange programs that affected executive officers are described below. These exchange programs were structured and implemented in a manner designed to restore the incentive value of the benefits that had previously been awarded, in a way that was economically advantageous to the Company.

     Under the terms of the Stock Option Exchange Program, the Company offered to eligible employees and outside Directors the opportunity to exchange their "underwater" options at a ratio of one share of Class B Common Stock for every four options exchanged. The shares awarded in exchange for the underwater options were immediately vested, however they are initially subject to transfer restrictions and are being held in a deferred compensation arrangement for the benefit of the employee. The transfer restrictions generally terminate in four equal annual installments commencing April 11, 2002 but the participant may elect to defer the sale of the shares, and the resulting income, until April 11, 2011. Executive officers holding "underwater" options, except for Messrs. Alter and Rosoff, were eligible to participate in the Stock Option Exchange Program. Mr. Browne was the only Named Executive Officer who participated in the program. Information about the shares he received in exchange for his "underwater" options is reflected in the Summary Compensation and 10-year Option Repricings tables.

     In the AMIP Share Exchange Program, eligible participants were given the opportunity to exchange eligible AMIP shares for (a) cash for the portion of the 2001 target bonus that otherwise would have been payable in AMIP shares, to the extent the target bonus for 2001 was earned, and (b) nonqualified options to purchase shares of our Class B Common Stock. All of the executive officers who were eligible for the program elected to participate. Information about the cash bonuses and options received by the Named Executive Officers is reflected in the Summary Compensation table.

     In connection with the Phantom Stock/Stock Appreciation Right Exchange Program, Mr. Alter exchanged all of his outstanding Phantom Share rights and SARs for approximately $3.6 million in cash which will be paid by the Company through a deferred compensation arrangement.

THE CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION

     As discussed above under "Base Salary," Mr. Alter's compensation is intended to be competitive with comparators within peer group companies.

     The Committee and the Board of Directors applied the same criteria described above under "Annual Incentives for 2001" in evaluating the annual incentives to be awarded Mr. Alter for the 2001 performance year. The Committee recommended awarding Mr. Alter a bonus above the targeted amount. The Board of Directors (excluding the employee directors) reviewed this recommendation. As described above, Mr. Alter received his bonus in the form of cash. During 2001, Mr. Alter was eligible for and participated in the Company's AMIP Share Exchange Program and the Phantom Stock/Stock Appreciation Rights Exchange Program, as described above under "Other Compensation Programs."

     In November of 2001, Mr. Alter elected to forego his base salary compensation from January 1, 2002 until July 31, 2003 and to forego participation in the Company's AMIP Program for the 2002 performance year. In exchange, based on the advice of independent consultants, the Board of Directors granted Mr. Alter 700,000 nonqualified options to purchase Advanta Class B Common Stock at an exercise price equal to the closing price of the Class B Common Stock on November 16,

2001, the grant date. Please see the Option Grants in Last Fiscal Year table. In 2001, the Board also authorized the Company to allow Mr. Alter to take a distribution of the balance in his Deferred Compensation Plan during 2002, penalty-free. In January of 2002, Mr. Alter elected to further relinquish his base salary through December 31, 2004, and to forego participation in the AMIP Program for 2003 and 2004. In exchange, after reviewing additional advice from the consultants, the Board granted Mr. Alter 800,000 additional nonqualified options to purchase Advanta Class B Common Stock at an exercise price equal to the closing price of the Class B Common Stock on January 31, 2002, the date of the grant. The options have a seven-year term and vest in two increments, so that 231,000 will vest in February 2004 and the remainder will vest in February 2005.

     Mr. Alter received a grant under the Stock Option Program, as did the other Named Executive Officers. Please see the Option Grants in Last Fiscal Year table.

IMPACT OF IRS PAY CAP REGULATION

     Section 162(m) of the Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company's chief executive officer and its four other most highly compensated executive officers. The Committee believes that payment of compensation that is not deductible under Section 162(m) is sometimes in the best interests of the Company, and the Committee and the Board of Directors have accordingly approved such arrangements in certain circumstances.

COMPENSATION COMMITTEE                         PLAN ADMINISTRATION COMMITTEE
Max Botel, Chairman                            Max Botel
Dana Becker Dunn                               Dana Becker Dunn
Arthur P. Bellis*                              Ronald Lubner
Ronald Lubner                                  Robert H. Rock**
Robert H. Rock**

---------------
 * Mr. Bellis is involved in designing the compensation plans but generally does not vote on stock-based incentive compensation for the executive officers and is not a member of the Plan Administration Committee. See "Election of Directors -- Compensation Committee Interlocks and Insider Participation."

** Mr. Rock was elected to the Committee on February 22, 2002.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock during the five years ended December 31, 2001 with the cumulative total return on the Standard & Poor's 500 index and the Dow Jones-Diversified Financial Services Companies index. The comparison assumes that $100 was invested on January 1, 1997 in the Class A Common Stock and the comparison indices with reinvestment of dividends.

[STOCK PERFORMANCE LINE GRAPH]

--------------------------------------------------------------------------------
      Indexed           01/97     12/97     12/98     12/99     12/00     12/01
--------------------------------------------------------------------------------
 Advanta without
  Participation in
  Tender Offer          100.0      62.3      32.0      44.8      22.1      25.4
 Advanta with
  Participation in
  Tender Offer(A)       100.0      62.3      60.2      84.3      41.6      47.9
 Diversified
  Financial Services    100.0     160.7     189.7     233.2     252.8     235.8
 S&P 500                100.0     133.4     171.5     207.6     188.7     166.2

(A) With respect to the investment in the Class A Common Stock, the dotted line reflects performance (for the years ended 1998, 1999, 2000 and 2001) adjusted to reflect participation in the Company's Tender Offer on February 20, 1998 and includes as stockholder returns the proceeds received in the Tender Offer, assuming no reinvestment of the proceeds.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated three candidates to be elected at the Meeting for a three-year term ending in 2005. Each nominee is currently serving as a Director of the Company. Eight other Directors are currently serving terms which will expire in 2003 or 2004.

     Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the shares represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.

     Certain information regarding each nominee and each Director continuing in office following the Meeting is set forth below, including such individual's age and principal occupation, a brief account of his or her business experience during at least the last five years and other directorships currently held at other companies, including publicly held companies.

NOMINEES FOR ELECTION FOR A TERM EXPIRING IN 2005

          Max Botel          James E. Ksansnak           Ronald Lubner

     Mr. Botel, age 62, has been a Director of the Company since its incorporation in 1974. He retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. From February 1985 he also served as Vice President of Penn Center Investments, Inc., a securities brokerage firm, of which firm he became President in January 1995.

     Mr. Ksansnak, age 62, has been a Director of the Company since August 1995. He is a Director of ARAMARK Corporation and was Vice Chairman from May 1997 until February 2001. Prior to May 1997, he was Executive Vice President and Chief Financial Officer of ARAMARK, responsible for financial matters, planning and development, tax, internal audit and information technology across all business units. Mr. Ksansnak sits on the board of directors of CSS Industries, Inc.

     Mr. Lubner, age 68, has been a Director of the Company since December 1996. He is Chairman of Belron International Ltd., a Luxembourg company, and Plate Glass Holdings Ltd., a Johannesburg company. Mr. Lubner is a 40-year veteran of the Plate Glass Group, which has annual sales of $1.5 billion. Headquartered in Luxembourg and Johannesburg, the company manufactures and distributes the complete range of building, automotive and glass products. Mr. Lubner is also a Director of: Next Left, Inc., a privately held internet company; E-Mediate, a privately held company; and Commerce One South Africa, a privately held company.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF ALL THREE NOMINEES FOR ELECTION.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 2003

          Olaf Olafsson       Robert H. Rock      William A. Rosoff      Michael
Stolper

     Mr. Olafsson, age 39, has been a Director of the Company since December 1997. He joined the Company in September 1996 as Vice Chairman of Advanta Information Services, Inc. ("AIS") and was elected as a Director of AIS in October 1996. Mr. Olafsson was elected President of the Company in March 1998. In October 1999 he resigned as President. Since November 1999, Mr. Olafsson has been Vice Chairman of Time Warner Digital Media, a division of Time Warner Inc. Prior to joining the Company, he was President and Chief Executive Officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991. Mr. Olafsson is also a Director of Mastec, Inc., a publicly traded telecommunications and energy infrastructure service provider.

     Mr. Rock, age 52, has been a Director of the Company since August 2001. In 1988 he joined MLR Holdings, LLC ("MLR Holdings"), an investment company with holdings in publishing and information businesses. Mr. Rock is currently President of MLR Holdings. Mr. Rock has also served as Chairman of Metroweek Corporation, a publisher of weekly newspapers and specialty publications, for more than the past five years. Mr. Rock serves on the boards of Alberto-Culver Company, Hunt Corporation, Penn Mutual Life Insurance Company and Quaker Chemical Corporation.

     Mr. Rosoff, age 58, joined the Company in January 1996 as a Director and Vice Chairman. In October 1999, Mr. Rosoff became President as well as Vice Chairman of the Board of the Company.

Prior to joining the Company, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, the Company's outside counsel, where he advised the Company for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining the Company, as a member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a Trustee of Atlantic Realty Trust, a publicly held real estate investment trust.

     Mr. Stolper, age 46, has been a Director of the Company since June 1998. He is Co-Managing Director at Hawthorn, a PNC company. Prior to that he served as President of Stolper & Co., Inc. from 1986 through 1997. In 1997, Stolper & Co., Inc. merged with PNC Bank's Family Wealth Management Group to form Hawthorn. Mr. Stolper has twenty years experience as an investment advisor and financial consultant.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 2004

Dennis Alter       Dana Becker Dunn       Arthur P. Bellis       Robert S. Blank

     Mr. Alter, age 59, became Executive Vice President and a Director of the Company's predecessor organization in 1967. He was elected President and Chief Executive Officer in 1972, and Chairman of the Board in August 1975. Mr. Alter has remained as Chairman of the Board since August 1975. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter resumed the title of Chief Executive Officer.

     Ms. Becker Dunn, age 51, has been a Director of the Company since March 1996. She was Vice President of U.S. Services of Avaya, Inc., a leading provider of communications systems and software for enterprises, from October 2000 until retiring from Avaya, Inc. in August 2001. Prior to that position, Ms. Becker Dunn served as Vice President of Transition Operations in connection with the spin-off of Avaya, Inc. from Lucent Technologies and, before that, she served as Vice President, Growing and Emerging Markets, of Lucent Technologies Business Communications Services, formerly AT&T Global Business Communications, which she joined in December 1994. In 1992 she became Vice President and Chief Technical Officer for AT&T's Call Servicing (Long Distance) Organization, after which she was Vice President of Strategic Planning and New Business Development for Consumer Communications Services. From 1984 to 1992, Ms. Dunn served AT&T in a variety of capacities, including Product Marketing Director in 1984, Director of Information Systems in 1986 and Operator Services-Eastern Region Vice President in 1988.

     Mr. Bellis, age 58, has been a Director of the Company since its incorporation in 1974. He has been a private investor since January 1993 and is currently active in the real estate development business. Prior to that time, from March 1986 he was Chairman and, until June 1991, Chief Executive Officer of Boca Bank, Boca Raton, Florida. He was also Chairman and Chief Executive Officer of Boca Bancorp, Inc., Boca Bank's holding company. Mr. Bellis served on the board of directors of United Way International from December 1993 until the end of 2001, and served as Chairman from 1998-2000. He currently serves on its Board of Trustees. He also serves on the Executive Committee of the Aspen Center of New Medicine.

     Mr. Blank, age 61, has been a Director of the Company since August 2001. In 1972 he joined Whitney Communications Company and Whitcom Partners, a partnership which owns and operates newspapers and cable television systems. Mr. Blank currently serves as Co-Chairman and Co-Chief Executive Officer of Whitney Communications Company and Senior Partner of Whitcom Partners. Mr. Blank serves on the board of Toll Brothers, Inc.

COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Board of Directors held eight meetings and acted by consent two times during the last fiscal year. All Directors who served during the last fiscal year attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

     The Board of Directors has an Audit Committee that is currently composed of Messrs. Blank, Botel, Ksansnak and Stolper. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee met six times in 2001.

     The Board of Directors has a Compensation Committee that is currently composed of Messrs. Bellis, Botel, Lubner, and Rock and Ms. Becker Dunn. The Compensation Committee reviews and approves Company-wide benefit programs and executive compensation programs and, where appropriate, reviews and approves individual arrangements for the Company's executive officers. The Compensation Committee also recommends and approves compensation arrangements for outside Directors and serves in an advisory capacity to the full Board regarding compensation matters. The Compensation Committee met five times and acted by consent once during 2001.

     The Board of Directors has established a subcommittee to administer the Company's 2000 Omnibus Stock Incentive Plan with respect to executive officers (the "Plan Administration Committee"). The subcommittee is currently composed of Mr. Botel, Ms. Becker Dunn, Mr. Lubner and Mr. Rock (each of whom is a "non-employee director" under applicable SEC rules and an "outside director" under applicable IRS rules). The Board of Directors, as a whole, administers the 2000 Omnibus Stock Incentive Plan with respect to stock options granted to non-employee directors. The Plan Administration Committee determines awards of stock options and also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Plan Administration Committee met five times as part of the Compensation Committee's meetings. In addition, the Plan Administration Committee for Executive Officers acted by consent three times during 2001.

     The Board of Directors has a Nominating Committee to identify and recommend to the Board of Directors individuals to serve on the Board, which individuals are to be selected, according to the Board resolution establishing the Nominating Committee, on the basis of their integrity, leadership ability, financial sophistication and capacity to help guide the Company successfully into the 21st century. The current members of the Nominating Committee are Messrs. Alter, Bellis and Lubner. The Nominating Committee held one meeting during 2001. The Nominating Committee will consider nominees recommended by stockholders; any such nominations must comply with the requirements of the Company's By-Laws, including timely delivery to the Company of a written request from a stockholder of record that an individual's name be placed in nomination. Such written notice must set forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned by such nominating stockholder and beneficial owner; a description of all arrangements and understandings between the nominating stockholder, any beneficial owner and any persons nominated; the name and address of any persons nominated; a representation that the nominating stockholder is a holder of record of the Company's shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by the Board of Directors of the Company; and the written consent of each nominee to serve as a director. To be timely, such notice must, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, be delivered not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed.

     The Board of Directors has a Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Alter, Bellis and Lubner. The function of the Corporate Governance Committee is to identify, analyze and propose approaches and solutions to issues of importance relating to the long-term effectiveness of the Board of Directors and senior management of the Company, including for example, issues relating to succession planning, retirement policies and performance measurement.

     Members of the Board of Directors who are not officers or employees of the Company receive an annual retainer of $25,000 for service on the Board, an annual retainer of $10,000 for service on a Board Committee (other than as a Board Committee chairperson, for whom the annual retainer is $15,000), and payments of $1,000 per day for each Board or Board Committee meeting attended (chairpersons are paid $1,500 per day for each Board Committee meeting they chair). However, Messrs. Botel, Lubner and Rock and Ms. Becker Dunn are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee. The chairpersons of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee are Messrs. Ksansnak, Botel, Alter and Bellis, respectively. In addition, for each non-employee Director, the Company pays the premiums on a $500,000 term life insurance policy on which there is no build-up in cash value, but as to which the non-employee Director has the right to designate the beneficiary under the applicable policy. Under the Company's Omnibus Plan, each non-employee Director is currently entitled to receive a grant of an option to purchase 15,000 shares of Class B Common Stock upon appointment to the Board of Directors and, for each subsequent year, an annual grant, generally on the fourth Wednesday in January, of an option to purchase 9,000 shares of Class B Common Stock, in each case at an exercise price equal to the fair market value of such stock on the grant date. Each such option granted becomes exercisable on the anniversary of the grant date at the rate of 25% per year for four years, and expires ten years from the grant date. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees of the Board.

     Since 1995, the Company has engaged Mr. Bellis as a consultant to assist in the evaluation of certain new business opportunities. During 2001, the Company paid Mr. Bellis for his services at the rate of $14,000 per month plus reimbursement of expenses. The consulting fees paid to Mr. Bellis in 2001 totaled $168,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The only individuals who served as members of the Compensation Committee during the fiscal year ended December 31, 2001 were Messrs. Botel, Bellis and Lubner and Ms. Becker Dunn, all of whom served for all of fiscal 2001. Mr. Rock became a member of the Compensation Committee in 2002. None of the aforementioned members of the Compensation Committee is an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

     The only individuals who served as members of the Plan Administration Committee during the fiscal year ended December 31, 2001 were Messrs. Botel and Lubner and Ms. Becker Dunn, who served for all of fiscal 2001. None of the aforementioned members of the Plan Administration Committee is an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS

     The Management Severance Plan provides benefits to senior management employees, including the Named Executive Officers, in the event of a "Change of Control" of the Company (as defined in the plan) if, within one year of the date of the Change of Control, there has been either an actual or constructive termination of the senior management employee. The Management Severance Plan provides severance ranging from 39 to 104 weeks of salary, depending on the senior management employee's level within the Company.

     The Advanta Employees Severance Pay Plan provides benefits to all employees, including the Named Executive Officers, in the event of termination of employment due to layoff, reduction in force, reorganization or other similar business decision. With respect to the Named Executive Officers, this plan provides benefits ranging from 12 to 32 weeks of salary, depending on the Named Executive Officer's years of service with the Company.

     In May 1997, the Board of Directors adopted the Supplemental Plan under which members of the Office of the Chairman would be entitled to receive benefits in the event of a Change of Control or other similar transaction.

OTHER MATTERS

     In January 1996, Mr. Rosoff and the Company entered into an agreement under which Mr. Rosoff's annual base salary is a minimum of $475,000. Under the terms of the agreement, he is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in the AMIP Program (with a target bonus of at least 75% of his base salary) and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP bonus will be at least $1 million. In addition, pursuant to this agreement Mr. Rosoff received options to purchase 50,000 shares of Class B Common Stock at $34.00 per share, the fair market value of the shares on the date of grant (repriced on March 5, 1998 at $22.125 per share, the fair market value of the shares on the date of repricing), subject to a four-year vesting schedule. The options are fully vested, and remain outstanding and exercisable as to 33,666 shares. As described in prior years' proxy statements, the agreement contains certain other provisions, some of which have been satisfied.

     In May 1998 Mr. Browne entered into an employment agreement with the Company in connection with his employment by the Company as Senior Vice President and Chief Financial Officer. The agreement provided that Mr. Browne's starting annual base compensation would be $350,000 and that he would be entitled to participate in the AMIP Plans (with a target bonus of at least 50% of his base salary and a maximum bonus of 200% of target). In the event of a "change in control" (as defined in the Management Severance Plan), Mr. Browne will be entitled to severance of two times his base salary. Pursuant to his employment agreement, Mr. Browne received 50,000 shares of restricted Class B Common Stock and options to purchase 75,000 shares of Class B Common Stock at an exercise price of $20.00 per share (the fair market value of the shares on the date of the grant), both of which vest in equal installments on each of the first four anniversaries of the date of grant. The restricted stock and the options will immediately vest in the event of a "change in control" (as defined in the 2000 Omnibus Stock Incentive Plan). In March 1999, the Compensation Committee and the Board of Directors approved a modification to the terms of Mr. Browne's employment agreement in order to enhance the retention value of the long-term incentives provided under the terms of the employment agreement. Pursuant to the modified terms of the agreement, Mr. Browne surrendered a portion of his shares of restricted Class B Common Stock in exchange for a grant of an equal number of shares of restricted Class A Common Stock. The 37,500 shares of restricted Class A Common Stock that were granted are subject to the same vesting schedule as the shares of restricted Class B Common Stock that were surrendered.

     In connection with Rosemary Cauchon's employment in November 2001 as Senior Vice President of the Company and President, Advanta Small Business Services, Ms. Cauchon and the

Company entered into an Agreement of Lease, dated as of January 1, 2002, pursuant to which the Company is providing Ms. Cauchon with the use of a furnished residence in the Philadelphia area, at no cost, for so long as she remains employed by the Company and she continues to maintain her principal residence in the Baltimore area. The fair market value of the lease, approximately $6,250 per month, will be included in Ms. Cauchon's income during the term of the lease. The Company reimburses Ms. Cauchon for the federal, state and local taxes attributable to this additional income.

     In May 2001, Mr. Beck became President of Advanta Bank Corp., the Company's banking subsidiary located in Draper, Utah. In connection with Mr. Beck assuming this position, the Company requested that he establish and maintain his residence in Utah. Mr. Beck and the Company entered into a Relocation Agreement, dated as of June 5, 2001 (the "Relocation Agreement"), pursuant to which the Company made a one-time payment to Mr. Beck for certain relocation expenses. The amount of the relocation payment was $76,477, including $35,896 as reimbursement for federal, state and local taxes attributable to the relocation payment. Under the Relocation Agreement, the Company also agreed to provide Mr. Beck with mortgage financing for the acquisition of his new home in Utah and a revolving equity line of credit for certain costs and expenses relating to his establishment and maintenance of a residence in Utah. The mortgage financing was provided by the Company pursuant to a Purchase Money Note in the original principal amount of $352,800 that is secured by a first lien against the Property. The Purchase Money Note provides that interest on unpaid principal be charged at the rate of 7% per annum until the full amount of principal and accrued interest has been paid. The Purchase Money Note has a maturity date of June 30, 2031, subject to acceleration if he leaves, retires or otherwise ceases to be employed by the Company or any of its affiliates or upon the occurrence of certain other repayment events specified in the Relocation Agreement. Effective as of June 5, 2001, the Company also entered into a Revolving Note with Mr. Beck to extend to him a $100,000 revolving home equity line of credit which may be used to finance certain costs associated with establishing and maintaining his residence in Utah. The Revolving Note is secured by a second lien against the Property. The Revolving Note accrues interest at the rate of 7% per annum on the amount of any principal advanced. The Revolving Note has a maturity date of June 30, 2011, subject to acceleration on the same terms and conditions as the Purchase Money Note. As long as no repayment event has occurred, repayment of all principal and interest on the Purchase Money Note and the Revolving Note is deferred for the initial three years of their respective terms. Payments, therefore, are scheduled to commence on July 1, 2004. The maximum amount outstanding under the Purchase Money Note during 2001 was $367,151. At April 30, 2002, $375,793 was outstanding under the Purchase Money Note. Since June 2001 no amounts have been advanced to Mr. Beck under the Revolving Note.

                                   LITIGATION

     On December 20, 2001, a purported shareholder of the Company filed a complaint in the Court of Common Pleas of Montgomery County, Pennsylvania, that alleges, among other things that certain members of the Company's Board of Directors breached their fiduciary duties in connection with their oversight of Company management relating to certain issues in dispute between the Company and Fleet Financial Group, Inc. ("Fleet"). The action is a derivative lawsuit pursuant to which certain members of the Company's Board of Directors are named as defendants and the Company is merely a nominal defendant. In essence, the complaint alleges that the directors failed to cause the Company to voluntarily pay Fleet the amounts that Fleet claims in the dispute. The complaint was served in January 2002. We believe that the lawsuit is without merit both substantively and procedurally and will vigorously defend the claims. In February 2002 preliminary objections to the allegations were filed with the court, asserting that the complaint failed to allege any viable claim and that the plaintiff failed to comply with the procedural requirements to bring his claim.

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                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is composed of four independent directors, in accordance with Section 4200(a)(14) of the National Association of Securities Dealers' listing standards, and operates under a written charter adopted by the Board of Directors.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The Audit Committee is responsible for overseeing and monitoring these activities on behalf of the Board of Directors. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2001 with management and the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61.

     The Audit Committee has received the written disclosures and the letter from the Company's independent auditors, Arthur Andersen LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence. Further, the Audit Committee has considered whether the provision of non-audit services by the auditors was compatible with the independence of the auditors.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

AUDIT COMMITTEE

James E. Ksansnak, Chairman
Robert Blank
Max Botel
Michael Stolper

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors selected Arthur Andersen LLP to audit the Company's financial statements for the fiscal year ended December 31, 2001. Because of the uncertainty created by the recent events involving Arthur Andersen LLP, the Audit Committee and the Board of Directors have determined to temporarily postpone the selection of the independent public accountants who will audit the Company's financial statements for the fiscal year ending December 31, 2002. A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

                                   AUDIT FEES

     The following is a description of the fees billed to the Company by Arthur Andersen LLP ("Andersen") during the year ended December 31, 2001.

     AUDIT FEES: Audit fees paid by the Company to Andersen in connection with Andersen's audit of the Company's annual financial statements for the year ended December 31, 2001 and Andersen's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2001 totaled approximately $686,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: The Company paid $0 to Andersen for these services during the year ended December 31, 2001.

     ALL OTHER FEES: Fees billed to the Company during the year ended December 31, 2001 for all other services rendered to the Company totaled approximately $1,792,000. These fees can be subcategorized as follows:

     Other Audit and Audit-Related Services. Other audit and audit-related services are services performed by Andersen that are closely related to the performance of the audit and in many cases could only be performed by our external auditors. Such services include comfort letters and consents related to SEC registration statements and other capital raising activities, reports relating to the Company's compliance with provisions of, or calculations required by, agreements, agreed-upon procedures, internal control related reports, the audit of the closing balance sheet in connection with the Mortgage Transaction, and consultation on accounting matters. The aggregate fees billed to the Company by Andersen for other audit and audit related services rendered to the Company totaled approximately $1,264,000.

     Tax Related Services. The aggregate fees billed to the Company by Andersen for tax related services rendered to the Company totaled approximately $190,000.

     Other Services. The aggregate fees billed to the Company by Andersen for all other services rendered to the Company for matters such as litigation consulting and other matters totaled approximately $338,000.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by January 10, 2003, in order to be considered for inclusion in the Company's proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company's proxy soliciting material for the 2003 Annual Meeting of Stockholders. Stockholder proposals should be directed to Elizabeth H. Mai, Secretary, at the address of the Company set forth on the first page of this proxy statement.

     A stockholder of the Company may wish to have a proposal presented at the 2003 Annual Meeting of Stockholders, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the Company at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by March 26, 2003, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company's 2003 Annual Meeting of Stockholders will have the right to exercise discretionary voting authority as to such proposal.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 ADVANTA CORP.

     The undersigned, a stockholder of Advanta Corp. (the "Company"), hereby constitutes and appoints Dennis Alter, William A. Rosoff and Elizabeth H. Mai, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Thursday, June 13, 2002, at 1:00 p.m. at the Company's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:

               (CONTINUED, AND TO BE SIGNED ON THE REVERSE SIDE)

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                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example. [X]

                                   FOR                  WITHHOLD AUTHORITY
                          all three nominees for  to vote for all three nominees
                          director listed below     for director listed below

1. ELECTION OF DIRECTORS           [ ]                         [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

NOMINEES: Max Botel, James E. Ksansnak, and Ronald Lubner

2. To transact such other business as may properly come before the meeting.

IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL THREE NOMINEES FOR DIRECTOR. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting and the proxy statement of Advanta Corp. furnished herewith.

                         PLEASE SIGN AND MAIL PROMPTLY.

Stockholder's Signature(s) ______________________________ Date _____________2002

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

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